Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EARGO, INC.

Eargo, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

(a)
The name of the Corporation is Eargo, Inc. and the date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware was November 12, 2010 (as subsequently amended and restated, the “Amended and Restated Certificate of Incorporation”).

(b)
This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(c)	This Certificate of Amendment to Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation, as follows:

(i)	Section 1 of Article IV of the Amended and Restated Certificate of Incorporation is hereby replaced in its entirety with the following:

“Section 1.  This Company is authorized to issue two classes of capital stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 455,000,000, of which 450,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock. The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

IN WITNESS WHEREOF, Eargo, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation be signed by its duly authorized officer on this 13th day of October, 2022.

EARGO, INC.

By:	/s/ Christy La Pierre
Name:	Christy La Pierre
Title:	Chief Legal Officer and Secretary